<u>CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM</u>

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10/A of our report dated February 4, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in PhotoChannel Networks Inc.'s Annual Report on Form 20-F for the year ended September 30, 2007.

PricewaterhouseCoopers LLP (signed)

Vancouver, Canada
February 5, 2008